Exhibit 10.3

WRITTEN CONSENT AND WAIVER

THIS WRITTEN CONSENT AND WAIVER is dated as of August 17, 2005 (this “Consent and Waiver”), is made by Capital Resource Partners IV, L.P., a Delaware limited partnership (“CRP”) and delivered to SoftBrands, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the CRP Purchase Agreement, Series B Certificate of Designations and the Series B Warrants, each as defined below.

W I T N E S S E T H

WHEREAS, pursuant to that certain Senior Subordinated Secured Note and Warrant Purchase Agreement, dated as of November 26, 2002, as amended by Amendment Number 1, Amendment Number 2, Amendment Number 3 and Amendment Number 4 thereto, between the Company and CRP (the “CRP Purchase Agreement”), CRP is the holder of (i) all of the outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of the Company and (ii) warrants to purchase an aggregate of 4,016,518 shares of common stock of the Company (the “Series B Warrants”);

WHEREAS, the rights, privileges and powers of the holders of Series B Preferred Stock are governed by the Series B Convertible Preferred Stock Certificate of Designations, dated as of August 18, 2004 (the “Series B Certificate of Designations”);

WHEREAS, to facilitate the issuance and sale of its Series C Convertible Preferred Stock and warrants to purchase shares of Common Stock (the “Series C Warrants” and, together with the Series C Convertible Preferred Stock, the “Series C Securities”) to ABRY Mezzanine Partners, L.P., a Delaware limited partnership, ABRY Investment Partnership, L.P., a Delaware limited partnership (together, the “ABRY Purchasers”) and CRP pursuant to the Series C Convertible Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (the “Series C Purchase Agreement”), the Company desires to obtain the waiver by CRP as the holder of Series B Preferred Stock of certain notice requirements and consent rights set forth in the CRP Purchase Agreement, Series B Certificate of Designations, Series B Warrants and the other documents executed in connection therewith (collectively, the “Series B Governing Documents”);

WHEREAS, CRP has agreed to waive all of its rights to purchase New Securities (as defined in the CRP Purchase Agreement) under Section 3.07 of the CRP Purchase Agreement because it is entering into the Series C Purchase Agreement simultaneously herewith purchasing the Series C Securities;

WHEREAS, pursuant to Section 4 of the Series B Certificate of Designations, the Company is required to obtain the consent of a majority of the holders of the Series B Preferred Stock to, among other things, (i) amend or supplement any provision of the Certificate of Incorporation which impairs or adversely effects the specified rights, preferences, priorities, privileges, powers or other rights of the holders of Series B Preferred Stock and (ii) create certain additional classes or series of shares of stock;

WHEREAS, pursuant to Section 7.02(u) of the CRP Purchase Agreement, the Company is required to obtain the written consent of CRP in order to amend the Rights Plan (as defined in the CRP Purchase Agreement);

WHEREAS, pursuant to Section 8 of the Series B Warrants, the Company is required to provide written notice to the holders of the Series B Warrants at least 20 days prior to taking certain corporate actions; and

WHEREAS, CRP is willing to provide all such consents and/or waivers which may be required under the Series B Governing Documents in connection with the issuance of the Series C Securities, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, the parties hereto hereby agree as follows:

CRP hereby consents to the Company’s execution and delivery of the Series C Purchase Agreement and the Related Documents (as defined in the Series C Purchase Agreement) and the consummation of the transactions contemplated thereby and waives the following rights and notice requirements with respect thereto under the Series B Governing Documents:

1.               Series B Warrantholder Waiver of Notice.  CRP hereby waives the right to receive notice required by Section 8(d) of the Series B Warrants with respect to any of the actions taken by the Company in connection with the issuance by the Company of the Series C Securities to the Purchasers (as defined in the Series C Purchase Agreement).

2.               Amendment to Certificate of Incorporation.  CRP hereby consents, as required by Section 4 of the Series B Certificate of Designations, to the filing of the Company’s Series C Certificate of Designations which Series C Certificate of Designations, CRP hereby acknowledges and agrees, provides for the issuance of Series C Preferred Stock which shall be pari passu with the Series B Preferred Stock upon any liquidation, dissolution or winding up of the Corporation.

3.               Waiver of Right to Purchase New Securities.  CRP hereby waives, or agrees that it has fulfilled through its purchase of Series C Preferred Stock, its right to purchase New Securities under Section 3.07 of the CRP Purchase Agreement in connection with the issuance by the Company of the Series C Securities.

4.               Amendment to Rights Plan.  CRP hereby consents, in connection with the issuance by the Company of the Series C Securities, to the amendment to the Rights Plan as required by Section 7.02(l) of the CRP Purchase Agreement.

5.               Binding Nature and Benefit.  This Consent and Waiver shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

6.               Signatures.  Delivery of an executed signature page of this Consent and Waiver (which may be by electronic facsimile transmission) shall be effective as delivery of a manually executed counterpart hereof.

7.               GOVERNING LAW.  THIS CONSENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the party hereto has caused this Consent and Waiver to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

CAPITAL RESOURCE PARTNERS, L.P.

By:	CRP Partners IV, LLC, its general partner

By:	/s/ Robert Ammerman
	Name:	Robert Ammerman
	Title:	Managing Member

In consideration of the foregoing waiver and consent and all other closing fees (other than fees of counsel), the Company agrees to pay to Capital Resource Management, Inc. a fee of $215,000 if closing.  Such fee is in addition to the redemption premium payable pursuant to Section 2.06(d) of the CRP Purchase Agreement.  Further, the Company acknowledges and agrees with CRP that Sections 7.01(j) and (k) of the CRP Purchase Agreement shall terminate only at such time as CRP ceases to hold at least 20% of the Warrants or underlying Warrant Shares, and the CRP Purchase Agreement shall be deemed to be amended to so provide.

SOFTBRANDS, INC.

By:	/s/ David G. Latzke
David G. Latzke, Senior Vice President,
Chief Financial Officer and Secretary